Exhibit 10.38

TOUHEY ASSOCIATES

MODIFIED GROSS LEASE




LANDLORD:	Carl E. Touhey


TENANT:         Mechanical Technology Inc.


LOCATION:	325 Washington Avenue Extension
                Albany, NY  12205




TABLE OF CONTENTS



ARTICLE 1:	 AGREEMENT				1
ARTICLE 2:	PREMISES				1
ARTICLE 3:	TERM					1
ARTICLE 4:	BASE RENT				1
ARTICLE 5:	ADDITIONAL RENT - OPERATING EXPENSES	2
ARTICLE 6:	USE OF PREMISES				2
ARTICLE 7:	ASSIGNMENT AND SUBLETTING		2
ARTICLE 8:	COMPLIANCE WITH LAWS			2-3
ARTICLE 9:	TENANT'S CARE OF THE PREMISES		3
ARTICLE 10:	ALTERATIONS				3
ARTICLE 11:	RULES AND REGULATIONS			3
ARTICLE 12:	QUIET ENJOYMENT				3
ARTICLE 13:	SUBORDINATION AND NON-DISTURBANCE	4
ARTICLE 14:	END OF TERM				4
ARTICLE 15:	SECURITY DEPOSIT			4
ARTICLE 16:     LANDLORD'S SERVICES                     4-5
ARTICLE 17:	COMMON AREAS				5
ARTICLE 18:	PARKING					5
ARTICLE 19:	ENTRY BY LANDLORD			5
ARTICLE 20:	INSURANCE				6
ARTICLE 21:	INDEMNIFICATION				7
ARTICLE 22:	DAMAGE AND DESTRUCTION			7
ARTICLE 23:	EMINENT DOMAIN				8
ARTICLE 24:	DEFAULT					8-9
ARTICLE 25:	MISCELLANEOUS				9-11

EXHIBIT A:	THE PREMISES
EXHIBIT A-1:	FACILITY REQUIREMENTS - EXCLUDING RESTROOMS/HALLWAYS
EXHIBIT A-2:	SITE PLAN
EXHIBIT B:	WORKLETTER
EXHIBIT C:	TENANT ALTERATIONS
EXHIBIT D:	RULES AND REGULATIONS
EXHIBIT E:	JANITORIAL SERVICES SCHEDULE

TOUHEY ASSOCIATES

LEASE OF PREMISES

_____________________


This Lease is made this 10th  day of August, 1999 between:

Carl E. Touhey, Pine West Plaza, Bldg. #2, Washington Avenue Extension, Albany, NY 12205

as Landlord, and

Mechanical Technology Inc., 325 Washington Avenue Extension, Albany, NY 12205

as Tenant.


ARTICLE 1:  AGREEMENT

The Landlord hereby leases to and the Tenant hereby leases from the Landlord the premises described herein according to the terms and conditions of this lease.

ARTICLE 2:  PREMISES

The premises consists of approximately 20,700 useable square feet of space in the building known as 325 Washington Avenue Extension, Albany, NY 12205. See Exhibit A.


ARTICLE 3:  TERM

3.1	The Term of this lease shall be 10 years commencing on the 1st day of
December, 1999 and expiring on the 30th day of November, 2009.

3.2	The Landlord will be deemed to have delivered possession of the premises to the Tenant on the date set forth in the Workletter (Exhibit B) upon substantial completion of the work set forth in the Workletter. Substantial completion means that the Tenant can use the premises for their intended purposes without material interference to its ordinary business activities and a certificate of occupancy has been granted. The premises will be completed 30 days after occupancy unless otherwise agreed by Tenant and Landlord not to be unreasonably withheld.

3.3	In the event that space shall become available which is contiguous to the said 20,700 SF occupied by Tenant, Landlord shall first offer this to Tenant before actively attempting to lease at prevailing rates.


ARTICLE 4:  BASE RENT

4.1	The Tenant shall pay monthly rent to the Landlord according to the following schedule:

$25,012.50   Years 1-5
$26,306.25   Years 6-10

Monthly rent will be paid in advance on or before the first day of each calendar month of the term. If the lease commencement date is on a day other than the first day of a calendar month, then monthly rent will be appropriately prorated by Landlord based on the actual number of calendar days in such month. Monthly rent will be paid to Landlord, without written notice or demand, and without deduction or offset (other than deductions or offsets expressly permitted herein), in lawful money of the United States of America at Landlord's address, or to such other address as Landlord may from time to time designate in writing.

ARTICLE 5:  ADDITIONAL RENT - OPERATING EXPENSES

5.1	Utility Services. The Tenant shall pay directly to the Utility Company and shall solely be liable for the cost of natural gas, or other fuel, electricity, communication, or any other service used in or supplied to the demised premises throughout the term of this lease or any extension thereto.

5.2	The Tenant's proportionate share is 78.80% and is calculated as follows: Tenant's useable square footage 20,700, divided by the total useable square footage in the building 26,268.

5.3	The Tenant shall pay as additional rent within 30 days of receipt of the Landlord's invoice and supporting detail the Tenant's proportionate share of any increase in real and personal property taxes and assessments and any tax or assessments levied in lieu of, or in addition to, real property taxes above those incurred by the Landlord during the initial year of the lease (the base year: December 1, 1999 - November 30, 2000). The base year amount is determined by multiplying the tax rate in effect during the base year times the assessment for the parcel at full assessment. If there is a tax abatement in effect then this amount will be calculated as if there were no abatement. Tenant reserves the right to protest the taxes if Landlord chooses not to.


ARTICLE 6:  USE OF PREMISES

6.1	The Tenant shall use the premises for any purpose allowed by applicable laws and ordinances including general office purposes, assembly, limited machine shop, shipping/receiving, research, a laboratory, etc. in connection with the operation of the Tenant's business.

6.2	Tenant is engaged in assembly, limited machine shop, laboratory, shipping/receiving, office and research and will continue to conduct such business as it is currently conducted. Tenant will control its employees, agents and invitees in such a manner as to not create a nuisance or interfere with any other tenant in the building or park or the Landlord in its operation of the building or park.


ARTICLE 7:  ASSIGNMENT AND SUBLETTING

7.1	The Tenant shall not assign this lease, nor sublease, nor permit the premises or any part of the premises to be used or occupied by others without the prior written consent of the Landlord which shall not be unreasonably withheld or delayed. Landlord shall have ten (10) business days from receipt of Tenant's request to deny its consent or it will be deemed to consent. If Landlord denies consent it must explain the reasons for denial.

7.2	If the Landlord consents to a proposed assignment or sublease, then the
Landlord will have the right to require the Tenant to pay to Landlord (a) any rent or other consideration paid to Tenant by any proposed transferee that is in excess of the rent allocable to the transferred space then being paid by Tenant to the Landlord pursuant to this lease; and (b) any other profit or gain (after deducting any necessary expenses incurred) realized by Tenant from any such sublease or assignment.

7.3	The Landlord consents to an assignment of this lease or sublease of all or part of the premises to a wholly-owned subsidiary of the Tenant or the parent of the Tenant or to any corporation into or with which the Tenant may be merged or consolidated or to any purchaser of the stock or assets of the Tenant; provided that in the case of a sublease the Tenant promptly provides the Landlord with a fully executed copy of such assignment or sublease and that the Tenant is not released from liability under the lease.


ARTICLE 8:  COMPLIANCE WITH LAWS

8.1	At its sole cost and expense, Tenant will promptly comply with all laws, statutes, ordinances, and governmental rules, regulations, or requirements now in force or in force after the lease date and with the requirements of any board of fire underwriters or other similar body constituted now or after the date, insofar as they relate to the use or occupancy of the premises by the Tenant.


8.2	(a)	Tenant will not permit the premises to be used or operated in a manner that may cause the premises or the project to be contaminated by any hazardous materials or in violation of any hazardous materials laws.

(b)	For purposes of this lease, "hazardous materials" means any explosives, radioactive materials, hazardous wastes, or hazardous substances, as defined by federal, state, or local statute, law, ordinance, code, rule, regulation, order, or decree regulating, relating to, or imposing liability or standards of conduct concerning hazardous materials, waste, or substances now or at any time hereafter in effect (collectively, "hazardous materials laws").

8.3	Tenant will not do or permit to be done anything upon the premises or the project which would (a) jeopardize or be in conflict with fire insurance policies covering the project and fixtures and property in the project in existence as of August 18, 1999; (b) increase the rate of fire insurance applicable to the project to an amount higher than it otherwise would be for general office use of the project; or (c) subject Landlord to any liability or responsibility for injury to any person or persons or to property by reason of any business or operation being carried on upon the premises.


ARTICLE 9:  TENANT'S CARE OF THE PREMISES

Tenant will maintain the premises in their condition at the time they were delivered to Tenant, reasonable wear and tear excluded. All damage or injury to the premises, the building or the project, that is caused by Tenant, its agents, employees, or invitees may be repaired, restored, or replaced by Landlord, at the expense of Tenant.

ARTICLE 10:  ALTERATIONS

During the term, Tenant will not make or allow to be made any alterations, additions, or improvements to or of the premises or any part of the premises, or attach any fixtures or equipment to the premises, except for those enumerated in Exhibit C or nonstructural, minor alterations, without first obtaining Landlord's written consent which will not be unreasonably withheld or delayed. All such alterations, additions, and improvements consented to by Landlord, will be made in a good and workmanlike manner and will be performed by contractors approved by Landlord and subject to conditions specified by the Landlord.


ARTICLE 11:  RULES AND REGULATIONS

The Tenant and its employees, agents, licensees, and visitors will at all times observe faithfully, and comply strictly with, the rules and regulations set forth in Exhibit D, however such rules and regulations shall not be in conflict with stated use in Article 6. Landlord may from time to time reasonably amend, delete, or modify existing rules and regulations, or adopt reasonable new rules and regulations for the use, safety, cleanliness, and care of the premises, the building, and the project, and the comfort, quiet, and convenience of occupants of the building and/or the project.

ARTICLE 12:  QUIET ENJOYMENT

Landlord covenants and agrees that so long as Tenant pays the rent and observes and performs all the terms and conditions of this lease, the Tenant may peaceably and quietly enjoy the premises subject to the terms and conditions of this lease, and Tenant's possession will not be disturbed by the Landlord or anyone claiming by, through, or under the Landlord.

ARTICLE 13:  SUBORDINATION AND NON-DISTURBANCE

13.1 This lease and the Tenant's rights under this lease are subject and subordinate to any ground or underlying lease, mortgage, indenture, deed of trust, or other lien encumbrance (each a "superior lien"), together with any renewals, extensions, modifications, consolidations, and replacements of such superior lien, now or after the date placed, charged or enforced against the land, the building, or all or any portion of the project (except to the extent any such instrument expressly provides that this lease is superior to such instrument). This provision will be self- operative and no further instrument of subordination will be required in order to effect it. In the event a current or future mortgage holder requires a separate subordination agreement to be executed, the Tenant will, upon Landlord's request, execute same promptly.

13.2	Tenant will, upon request of any person or party succeeding to the interest of Landlord, automatically become the Tenant of and attorn to such successor in interest without change in the terms or provisions of this lease.

13.3	As long as the Tenant is in compliance with the terms of this lease and is not in default in the performance of its obligations under the lease, the Tenant's use and possession of the premises shall not be disturbed nor will the lease be terminated by any person or party succeeding to the Landlord's interest.


ARTICLE 14:  END OF TERM

At the end of this lease, Tenant will promptly quit and surrender the premises in good order and repair, ordinary wear and tear excepted. The Tenant will remove the Tenant's trade fixtures, equipment, and furniture and will fully repair any damage occasioned by the removal of any trade fixtures, equipment or furniture. All trade fixtures, equipment, furniture, inventory and effects, on the premises after the end of the term will be deemed conclusively to have been abandoned and may be appropriated, sold, stored, destroyed, or otherwise disposed of by Landlord without written notice to Tenant or any other person and without obligation to account for them. Tenant will pay Landlord for all expenses incurred in connection with the removal of such property, including but not limited to the cost of repairing any damage to the building or premises caused by the removal of such property. Tenant's obligation to observe and perform this covenant will survive the expiration or other termination of this lease.


ARTICLE 15:  SECURITY DEPOSIT

INTENTIONALLY OMITTED


ARTICLE 16:  LANDLORD'S SERVICES

16.1	The Landlord will repair and maintain, at Landlord's cost, the common areas of the project, including lobbies, corridors, and restrooms (as well as restrooms in Tenant premises), the windows in the building, the mechanical, HVAC, plumbing and electrical equipment serving the building, and the sidewalks, parking lots, grounds and structure of the building in reasonably good order and condition.

16.2	The Landlord will furnish the premises, at Landlord's cost, with those services customarily provided in comparable office buildings in the vicinity of the project, including (1) water and sewer; (2) lighting replacement during business hours (for building standard lights, but not for any special tenant lights, which will be replaced at Tenant's sole cost and expense); (3) restroom supplies; (4) window washing with reasonable frequency, as determined by Landlord but no less than Spring and Fall; (5) daily cleaning service and trash removal (including restrooms in Tenant premises) on weekdays, and (6) snow and ice removal on sidewalks, parking lot and loading dock area. Landlord may provide, but will not be obligated to provide, any such services on holidays or weekends.

16.3	The term "business hours" means 7:00 a.m. to 6:00 p.m. on Monday through Friday, except holidays (as that term is defined below). The term "holidays" means New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day.

16.4	The Landlord's services herein to be provided contemplate a use similar in nature to that of a Tenant's operation as noted in Article 6. Specialized or extraordinary requirements exceeding such normal services are not included except as follows:

1) Landlord will treat anti-static floors as required. Tenant shall reimburse the Landlord for the cost of the material (wax) and labor in excess of the cost of the material for normal maintenance of VCT.


ARTICLE 17:  COMMON AREAS

As used in this lease, the term "common areas" means, without limitation, the hallways, entryways, stairs, elevators, driveways, walkways, terraces, docks, loading areas, restrooms, trash facilities, and all other areas and facilities in the building or project that are provided and designated from time to time by the Landlord for the general nonexclusive use and convenience of Tenant with

Landlord and other Tenants of the building or project and their respective employees, invitees, licensees, or other visitors. The Landlord grants the Tenant, its employees, invitees, licensees, and other visitors a nonexclusive license for the term to use the common areas in common with others entitled to use the common areas, subject to the terms and conditions of this lease. Without advance written notice to Tenant, and without any liability to Tenant in any respect, provided Landlord will take no action permitted under this
Article 17 in such a manner as to materially impair or adversely affect Tenant's substantial benefit and enjoyment of the premises, Landlord will have the right to:

(a)	Temporarily close any of the common areas for maintenance, alteration, or improvement purposes; and

(b)	Change the size, use, shape or nature of any such common areas.


ARTICLE 18:  PARKING

Tenant will be entitled to use the parking spaces around the building or in the project in common with other Tenants during the term subject to the rules and regulations set forth in Exhibit D, and any amendments or additions to them. The parking spaces will be unassigned, nonreserved, and nondesignated. The Tenant uses the parking spaces at its own risk, and the Landlord will not be liable for loss or damage to any vehicle or any contents of such vehicle or accessories to any such vehicle, or any property left in any of the parking areas. Tenant shall be entitled to at least sixty (60) spaces but no more than eighty (80) spaces for Tenant's use on a regular basis.

ARTICLE 19:  ENTRY BY LANDLORD

Landlord, its agents, employees, and contractors may enter the premises at any time in response to an emergency and with reasonable notice otherwise to:

(a)	Inspect the premises;
(b)	Exhibit the premises to prospective purchasers, lenders, or tenants;
(c)	Determine whether Tenant is complying with all its obligations in this lease;
(d)	Supply cleaning service and any other service to be provided by
Landlord to Tenant according to this lease; or
(e)	Make repairs required of Landlord under the terms of this lease or make repairs to any adjoining space or utility services or make repairs, alterations, or improvements to any other portion of the building; however, all such work will be done as promptly as reasonably possible so as to cause as little interference to Tenant as reasonably possible.

ARTICLE 20:  INSURANCE

20.1	Landlord's Insurance. At all times during the term, Landlord will carry and maintain:

(a)	Fire and extended coverage insurance covering the building, the project, its equipment, common area furnishings, and leasehold improvements in the premises;
(b)	Bodily injury and property damage insurance; and
(c)	Such other insurance as Landlord reasonably determines from time to time.

These insurance coverages and amounts will be reasonably determined by

Landlord, based on coverages carried by prudent owners of comparable buildings in the vicinity of the project. A copy of the Landlord's insurance policies will be provided to the Tenant upon written request.

20.2	Tenant's Insurance. At all times during the term, Tenant will carry and maintain, at Tenant's expense, the following insurance, in the amounts specified below or such other amounts as Landlord may from time to time reasonably request, with insurance companies and on forms satisfactory to
Landlord:

(a)	Bodily injury and property damage liability insurance, with a combined single occurrence limit of not less than $3,000,000. All such insurance will be equivalent to coverage offered by a commercial general liability form, including without limitation personal injury and contractual liability coverage for the performance by Tenant of the indemnity agreements set forth in Article 21 of this lease.
(b)	Worker's compensation insurance satisfying Tenant's obligations and liabilities under the worker's compensation laws of the State of New York, including employer's liability insurance in the limits required by the laws of the State of New York; and
(c)	If Tenant operates owned, hired, or nonowned vehicles on the project, comprehensive automobile liability at a limit of liability not less than $500,000 combined bodily injury and property damage.

20.3	Certificate of insurance, naming the Landlord as additional insured, will be delivered to the Landlord prior to the Tenant's occupancy of the premises. All commercial general liability or comparable policies maintained by Tenant will name Landlord as additional insured. All commercial general liability and property policies maintained by Tenant will be written as primary policies, not contributing with and not supplemental to the coverage that the Landlord may carry. A copy of the Tenant's insurance policies will be provided to the Landlord upon written request.

20.4	Waiver of Subrogation. The Landlord and Tenant each waive any and all rights to recover against the other or against the officers, directors, shareholders, partners, employees, agents, customers, invitees, or business visitors of such other party, for any loss or damage to such waiving party arising from any cause covered by any property insurance required to be carried by such party pursuant to this Article 20 or any other property insurance actually carried by such party to the extent of the limits of such party. Landlord and Tenant from time to time will cause their respective insurers to issue appropriate waiver of subrogation rights endorsements to all property insurance policies carried in connection with the project or the premises or the contents of the project or the premises.

ARTICLE 21:  INDEMNIFICATION

21.1	Except for any injury or damage to persons or property on the premises that is caused by or results from the negligence or deliberate act of Landlord, its employees, or agents, Tenant will not hold Landlord, its employees, or agents liable for, and Tenant will indemnify and hold harmless Landlord, its employees, and agents from and against, any and all demands, claims, causes of action, fines, penalties, damages (including consequential damages), liabilities, judgements, and expenses (including without limitation reasonable attorneys' fees) incurred in connection with or arising from:

(a)	the use or occupancy or manner of use or occupancy of the premises by
Tenant or any person claiming under Tenant;

(b) any activity, work, or thing done or permitted by Tenant in or about the premises, the building, or the project;
(c)	any breach by Tenant or its employees, agents, contractors, or invitees of this lease; and
(d)	any injury or damage to the person, property, or business of Tenant, its employees, agents, contractors, or invitees entering upon the premises under the express or implied invitation of Tenant.

21.2	If any action or proceeding is brought against Landlord, its employees, or agents by reason of any such claim for which Tenant has indemnified Landlord, Tenant, upon written notice from Landlord, will defend the same at Tenant's expense.


ARTICLE 22:  DAMAGE AND DESTRUCTION

22.1	If the premises or the building are damaged by fire or other insured casualty, Landlord will give Tenant written notice of the time which will be needed to repair such damage, as determined by Landlord in its reasonable discretion, and the election (if any) which Landlord has made according to this
Article 22. Such notice will be given before the 10th day (the "notice date") after the fire or other insured casualty.

22.2	If the premises or the building are damaged by fire or other insured casualty to an extent which may be repaired within 30 days after the notice date, as reasonably determined by Landlord, Landlord will promptly begin to repair the damage after the notice date and will diligently pursue the completion of such repair. In that event this lease will continue in full force and effect except that monthly rent will be abated on a pro rata basis from the date of the damage until the date of the completion of such repairs (the "repair period") based on the proportion of the rentable area of the premises Tenant is unable to use during the repair period.

22.3	If the premises or the building are damaged by fire or other insured casualty to an extent that may not be repaired within 30 days after the notice date, as reasonably determined by Landlord, then (1) Landlord may cancel this lease as of the date of such damage by written notice given to Tenant on or before the notice date or (2) Tenant may cancel this lease as of the date of such damage by written notice given to Landlord within 30 days after the notice date. If neither Landlord nor Tenant so elects to cancel this lease, Landlord will diligently proceed to repair the building and premises and monthly rent will be abated on a pro rata basis during the repair period based on the proportion of the rentable area of the premises Tenant is unable to use during the repair period.

22.4	Notwithstanding the provisions of Subparagraphs 22.1, 22.2, and 22.3 above, if the premises or the building are damaged by uninsured casualty, or if the proceeds of insurance are insufficient to pay for the repair of any damage to the premises or the building, Landlord will have the option to repair such damage or cancel this lease as of the date of such casualty by written notice to Tenant on or before the notice date.

22.5	If any such damage by fire or other casualty is the result of the willful conduct or gross negligence of Tenant, its agents, contractors, employees or invitees, there will be no abatement of monthly rent as otherwise provided for in this Article 22. Tenant will have no rights to terminate this lease on account of any damage to the premises, the building, or the project, except as set forth in this lease.

ARTICLE 23:  EMINENT DOMAIN

Landlord must notify Tenant of any actions, intentions or plans of any person to take all or part of the premises by eminent domain within 10 days of Landlord's knowledge of such action, intention or plan ("Eminent Domain Notice").

If all or any of the premises may be taken by exercise of the power of eminent domain (or conveyed by Landlord in lieu of such exercise), Tenant may within 60 days of such Eminent Domain Notice notify Landlord of its intention to terminate this lease. If all the premises are to be taken by eminent domain, Tenant must terminate the lease effective as of a date (the "termination date") which is the earlier of the date upon which the condemning authority takes possession of the premises or the date on which title to the premises is vested in the condemning authority. If less than all of the premises are taken by eminent domain and Tenant elects not to terminate the lease, the monthly rent will be abated in the proportion of the rentable area of the premises so taken to the rentable area of the premises immediately before such taking, and tenant's share will be appropriately recalculated. If 25% or more of the building or the project is so taken, Landlord may cancel this lease by written notice to Tenant given as of 120 days after the Eminent Domain Notice Date. In the event of any such taking, the entire award will be paid to Landlord and Tenant will have no right or claim to any part of such award; however, Tenant will have the right to assert a claim against the condemning authority in a separate action, so long as Landlord's award is not otherwise reduced, for Tenant's moving expenses and leasehold improvements owned by Tenant.


ARTICLE 24:  DEFAULT

24.1	Events of Default. The following events are referred to, collectively, as "events of default" or, individually, as an "event of default":

(a)	Tenant defaults in the due and punctual payment of rent, and such default continues for 10 days after written notice from Landlord; however, Tenant will not be entitled to more than 2 written notices for monetary defaults during any 12 month period, and if after such written notice any rent is not paid when due, an event of default will be considered to have occurred without further notice;
(b)	This lease or the premises or any part of the premises are taken upon execution or by other process of law directed against Tenant, or are taken upon or subject to any attachment by any creditor of Tenant or claimant against Tenant, and said attachment is not discharged or disposed of within 30 days after its levy;
(c)	Tenant files a petition in bankruptcy or insolvency or for
reorganization or arrangement under the bankruptcy laws of the United States or under any insolvency act of any state, or admits the material allegations of any such petition by answer or otherwise, or is dissolved or makes an assignment for the benefit of creditors;
(d)	Involuntary proceedings under any such bankruptcy law or insolvency act or for the dissolution of Tenant are instituted against Tenant, or a receiver or trustee is appointed for all or substantially all of the property of Tenant, and such proceeding is not dismissed or such receivership or trusteeship vacated within 60 days after such institution or appointment;
(e)	Tenant breaches any of the other agreements, terms, covenants, or conditions that this lease requires Tenant to perform, and such breach continues for a period of 30 days after written notice from Landlord to Tenant or, if such breach cannot be cured reasonably within such 30 day period, if Tenant fails to diligently commence to cure such breach within 30 days after written notice from Landlord and to complete such cure within a reasonable time thereafter.

24.2	Landlord's Remedies. If any one or more events of default set forth in
Section 24.1 occurs then Landlord has the right, at its election:

(a)	To give Tenant written notice of Landlord's intention to terminate this lease on the earliest date permitted by law or on any later date specified in such notice, in which case Tenant's right to possession of the premises will cease and this lease will be terminated, except as to Tenant's liability;
(b)	Without further demand or notice, to reenter and take possession of the premises or any part of the premises, repossess the same, expel Tenant and those claiming through or under Tenant, and remove the effects of both or either, using such force for such purposes as may be necessary without prejudice to any remedies for arrears of monthly rent or other amounts payable under this lease; or
(c)	Without further demand or notice to cure any event of default and to charge Tenant for the cost of effecting such cure, including without limitation reasonable attorneys' fees.

24.3	Waiver of Redemption. The Tenant waives any right of redemption arising as a result of the Landlord's exercise of its remedies under this Article 24.

24.4	Notice of Landlord's Default. In the event of any default in the obligation of the Landlord under this lease, Tenant will deliver to Landlord written notice listing the reasons for Landlord's default and Landlord will have 30 days following receipt of such notice to cure such default or, in the event the default cannot reasonably be cured within a 30 day period, to commence action and proceed diligently to cure such default. A copy of such notice to Landlord will be sent to any holder of a mortgage or other encumbrance on the building or project of which Tenant has been notified in writing, any such holder will also have the same time periods to cure such default. If any such default remains uncured Tenant has the right at it's election to cure such default at Landlord's expense with prior written notification given to Landlord.

24.5	Self Help. If either party defaults, the other party may, without being obligated and without waiving the default, cure the default. The defaulting party shall pay upon demand, all costs, expenses, and disbursements incurred by the non-defaulting party to cure the default.


ARTICLE 25:  MISCELLANEOUS

25.1	Late Charges. A late charge of 5% shall be assessed to any payment of rent or additional rent not made within 10 days of the due date and shall be considered additional rent. Interest on amounts more than 10 days past due shall accrue and be payable at the rate of 1% per month.

25.2	No Waiver. The waiver by Landlord of any agreement, condition, or provision contained in this lease will not be deemed to be a waiver of any subsequent breach of the same or any other agreement, condition, or provision contained in this lease, nor will any custom or practice that may grow up between the parties in the administration of the terms of this lease be construed to waive or to lessen the right of Landlord to insist upon the performance by Tenant in strict accordance with the terms of this lease. The subsequent acceptance of rent by Landlord will not be deemed to be a waiver of any preceding breach by Tenant or any agreement, condition, or provision of this lease, other than the failure of Tenant to pay the particular rent so accepted, regardless of Landlord's knowledge of such preceding breach at the time of acceptance of such rent.

25.3	Estoppel Certificates. At any time and from time to time but within 10 days after prior written request by either party, the other party will execute, acknowledge, and deliver promptly upon request, a certificate certifying that this lease is in full force and effect and, if modified, stating the date and nature of each modification.

25.4	Holding Over. Tenant will have no right to remain in possession of all or any part of the premises after the expiration of the term without the express consent of Landlord. If Tenant remains in possession of all or any part of the premises after the expiration of the term, without the express consent of Landlord: (a) such tenancy will be deemed to be a periodic tenancy from month-to-month only; (b) such tenancy will not constitute a renewal or extension of this lease for any further term; and (c) such tenancy may be terminated by Landlord upon the earlier of 30 days prior written notice or the earliest date permitted by law. In such event, monthly rent will be increased to an amount equal to 120% of the monthly rent payable during the last month of the term, and any other sums due under this lease will be payable in the amount and at the times specified in this lease. Such month-to-month tenancy will be subject to every other term, condition, and covenant contained in this lease.

25.5	Notices. Any notice, request, demand, consent, approval, or other communication required or permitted under this lease must be in writing and will be deemed to have been given when personally delivered, sent by facsimile with receipt acknowledged, deposited with any nationally recognized overnight carrier that routinely issues receipts, or deposited in any depository regularly maintained by the United States Postal Service, postage prepaid, certified mail, return receipt requested, addressed to the party for whom it is intended at its address set forth in this lease. Either Landlord or Tenant may add additional addresses or change its address for purposes of receipt of any such communication by giving 10 days prior written notice of such change to the other party in the manner prescribed in this Section 25.5.

25.6	Severability. If any provision of this lease proves to be illegal, invalid, or unenforceable, the remainder of this lease will not be affected by such finding, and in lieu of each provision of this lease that is illegal, invalid, or unenforceable a provision will be added as a part of this lease as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

25.7	Written Amendment Required. No amendment, alteration, modification of, or addition to the lease will be valid or binding unless expressed in writing and signed by Landlord and Tenant. Tenant agrees to make any modifications of the terms and provisions of this lease required or requested by any lending institution providing financing for the building, or project, as the case may be, provided that no such modifications will materially adversely affect Tenant's rights and obligations under this lease.

25.8	Confidentiality. The terms of this lease are considered confidential and the Tenant shall not disclose any of the terms of this lease to anyone except that the Tenant shall make those disclosures in financial statements which are customarily made or such other disclosures as the Tenant may be required to make by perspective creditors of the Tenant.

25.9 Broker's Warranty. The parties warrant that CB Richard Ellis/Robert Cohn is the only broker they dealt with on this lease. Landlord is solely responsible for paying the broker's commission as per the Tenant's Request for Proposal.

25.10	Entire Agreement. This lease, the exhibits and addenda, if any, contain the entire agreement between Landlord and Tenant. No promises or representations, except as contained in this lease, have been made to Tenant respecting the condition or the manner of operating the premises, the building, or the project.


25.11	Binding Effect. The covenants, conditions, and agreements contained in this lease will bind and inure to the benefit of Landlord and Tenant and their respective heirs, distributees, executors, administrators, successors, and, except as otherwise provided in this lease, their assigns.


Landlord and Tenant have executed this lease as of the day and year first above written.


				LANDLORD:



				Carl E. Touhey




				BY:
WITNESS



				TENANT:



				Mechanical Technology Inc.



				BY:
WITNESS

STATE OF NEW YORK

COUNTY OF




On this ____ day of __________ , 19__
before me personally came
________________ to me known and
known to be the individual described in and who executed the foregoing instrument and acknowledges to me that he executed the same.



_________________________




STATE OF NEW YORK

COUNTY OF



On this ____ day of_________ , 19__  before
me personally came _______________to me
known, who being by me duly sworn, did
depose and say that he resides in
___________________; that he is the
_____________ of the corporation described in and which executed the foregoing instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by order of the Board of Directors of said corporation, and that he signed his name thereto by like order.



_________________________



EXHIBIT B

WORKLETTER


This Exhibit is attached to and forms a part of the certain lease dated August 10, 1999 ("the lease") pursuant to which the Landlord has leased to Tenant space in the building known as 325 Washington Avenue Extension, Albany, NY 12205.

The Landlord will make, at Landlord's sole cost, the following alterations to the premises:

Construct floor plan as indicated on Exhibit A and A-1:

1. Erect sheetrock partitions and doors as indicated. All sheetrock walls to receive two (2) coats of paint (one (1) color to be selected by Tenant).

2. Ceiling to be 2' x 4' tile in a T-bar grid system using building standard tile unless otherwise indicated. Ceiling height to be 9' except in clean room which shall be 10'.

3. Unless otherwise indicated in Exhibit A-1 lighting to be building standard 2' x 4' recessed fluorescent fixtures at a rate of at least one (1) fixture/80SF. The assembly, parts, engineering lab and machine shop have different light fixture placement requirements which will be accommodated in lighting plan.

4. Electrical light switches and duplex convenience outlets as reasonably necessary (one (1) switch per room, one (1) outlet per wall) including up to two (2) dedicated circuits unless otherwise noted.

5. HVAC supply and return ducts as reasonably necessary. Computer room to receive separate HVAC system (shall control both temperature and humidity) and thermostat zone control. The unit shall be mounted in the ceiling of the room. Clean room air intake must be tied directly to HVAC and have a separate thermostat zone control.

6. All work related to communications shall be the Tenant's responsibility.

7. Tenant to provide cleanroom.  Landlord to install.

8. Floor covering as follows (per Exhibit A-1): 26 oz. commercial grade carpet with minimum of ten (10) year warranty (one (1) color to be selected by Tenant), VCT tile - building standard (one (1) color to be selected by Tenant), VCT anti-static tile (one (1) color to be selected by Tenant).

9. Provide roof penetrations for anti-static VCT areas requiring exhaust systems.

10. Landlord to install compressor, vacuum pump, and exhaust system (provided by Tenant) as per finalized Exhibit A. Compressor, vacuum and exhaust systems - Landlord to replicate Tenant's existing systems. Landlord will not be designing systems for Tenant.

11. Tenant occupancy date for substantial completion to be November 19, 1999.

12. Landlord to provide keys for office doors in demised premises. Tenant to provide additional security system with swipe cards over and above keyed locks.

13. Countertops/cabinets to be provided by Landlord in the kitchen area and conference room only. Tenant to provide all other furniture and shelving.

14. Landlord to provide roof penetration and installation of smoke eater unit (provided by Tenant).

15. Landlord to provide two (2) roof penetrations for exhaust systems in assembly area (provided by Tenant).

This Lease shall not be valid until Exhibit A (floor plan and mechanicals) have been mutually agreed to by Landlord and Tenant.

EXHIBIT C

TENANT ALTERATIONS


This Exhibit is attached to and forms a part of the certain lease dated August 10, 1999 ("the lease") pursuant to which the Landlord has leased to Tenant space in the building known as 325 Washington Avenue Extension, Albany, NY 12205.

The Landlord grants the Tenant permission to make the following alterations to the premises, at Tenant's sole cost, in accordance with Article 10 of this lease:


1. All work in accordance with Tenant's security system and communications.

2. Installation of a free standing sign between the building and parallel to Frontage Road. The sign shall be in accordance with municipal code and shall not exceed twenty square feet. Tenant shall have the right to change the face of the sign at will.




EXHIBIT D

RULES AND REGULATIONS


1.	The sidewalks, halls, passages, exits, entrances, elevators, and stairways of the building will not be obstructed by any Tenants or used by any of them for any purpose other than for ingress to and egress from their respective premises. No Tenant and no employee or invitee of any Tenant will go upon the roof of the building. No Tenant will be permitted to place or install any object on the exterior of the building or on the roof of the building without the Landlord's written permission.

2.	No sign, placard, picture, name, advertisement, or written notice visible from the exterior of Tenant's premises will be inscribed, painted, affixed, or otherwise displayed by Tenant on any part of the building or the premises without the prior written consent of Landlord except as indicated in Exhibit C. All approved signs or lettering on doors will be printed, painted, affixed, or inscribed at the expense of the Tenant by a person approved by Landlord. Other than draperies expressly permitted by Landlord and building standard mini-blinds, material visible from outside the building will not be permitted.

3.	No cooking will be done or permitted by any Tenant on the premises. Use by the Tenant of refrigerators, microwave ovens and Underwriters' Laboratory approved equipment for brewing coffee, tea, hot chocolate, and similar beverages will be permitted.

4. No Tenant will employ any person or persons other than the cleaning service of Landlord for the purpose of cleaning the premises, unless otherwise agreed to by Landlord in writing. The Tenant upon 60 day written notice to Landlord, may elect to provide for cleaning services. In such case the Landlord shall provide a monthly rent abatement of $1,300.

5.	The toilet rooms, toilets, urinals, wash bowls and other plumbing fixtures will not be used for any purposes other than those for which they were constructed, and no sweepings, rubbish, rags, or other foreign substances will be thrown in such plumbing fixtures. All damages resulting from any misuse of the fixtures will be borne by the Tenant who, or whose servants, employees, agents, visitors, or licensees, caused the same.

6.	No Tenant will in any way deface any part of the premises or the building of which they form a part.

7.	No Tenant will alter, change, replace, or rekey any lock or install a new lock on any entry door to the premises without the Landlord's permission. Landlord, its agents, or employees will retain a key to all entry door locks to the premises. Each Tenant, upon termination of its tenancy, will deliver to Landlord all keys and access cards for the premises and building that have been furnished to such Tenant.

8.	Upon the initial move into the premises and the final move out of the premises the persons employed to move Tenant's equipment, material, furniture, or other property in or out of the building must be acceptable to Landlord and must be bonded and fully insured. Tenant will be responsible for the provision of building security during all moving operations, and will be liable for all losses and damages sustained by any party as a result of the failure to supply adequate security. Any damage done to the building by moving or maintaining such property will be repaired at the expense of Tenant. Supplies, goods, materials, packages, furniture, and all other items of every kind delivered to or taken from the premises will be delivered or removed through the entrance and route designated by Landlord.

9.	No Tenant will use or keep in the premises or the building any kerosene, gasoline, or inflammable or combustible or explosive fluid or material or chemical substance other than limited quantities of such materials or substances reasonably necessary for the operation or maintenance of office equipment or limited quantities of cleaning fluids and solvents required in Tenant's normal operations in the premises. Without Landlord's prior written approval, no Tenant will use any method of heating or air conditioning other than that supplied by Landlord. No Tenant will use or keep or permit to be used or kept any foul or noxious gas or substance in the premises. Tenant shall provide MSDS sheets to Landlord for all hazardous materials.

10.	Tenant will not bring any animals (except "Seeing Eye" dogs) or birds into the building, and will not permit bicycles or other vehicles inside or on the sidewalks outside the building except in areas designated from time to time by Landlord for such purposes.

11.	All persons entering or leaving the building between the hours of 6:00
p.m. and 7:00 a.m. Monday through Friday, and at all hours on Saturdays, Sundays, and holidays will comply with such off- hour regulations as Landlord may establish and modify from time to time. Tenant and Tenant's employees will be responsible for locking building doors when they leave the building during these hours.

12. Each Tenant will store all its trash and garbage within its premises. The Tenant will comply with all Municipal, State and Federal laws as they relate to refuse removal and recycling. Removal of any furniture or furnishings, large equipment, packing crates, packing materials, and boxes will be the responsibility of each Tenant and such items may not be disposed of in the building trash receptacles nor will they be removed by the building's janitorial service, except at Landlord's sole option and at the Tenant's expense. Landlord will provide a 6 yard dumpster for cardboard to be placed at the rear of the property screened by a reasonable enclosure. Landlord to pay for cost of dumpster to be taken 1/week. Any additional cost to be paid by Tenant.

13.	Canvassing, peddling, soliciting, and distributing handbills or any other written materials in the building are prohibited, and each Tenant will cooperate to prevent the same.

14.	The requirements of the Tenants will be attended to only upon application by written, personal, or telephone notice at the office of the Landlord. Employees of Landlord will not perform any work or do anything outside of their regular duties unless under special instructions from Landlord.

15.	A directory of the building will be provided for the display of the name of Tenants only. All entries on the building directory will conform to standards and style set by Landlord in its sole discretion and will be paid for by the Tenant. No Tenant will have any right to the use of any exterior sign.

16.	Tenant will see that the doors of the premises are closed and locked and that all water faucets, water apparatus, and utilities are shut off before Tenant or Tenant's employees leave the premises.

17.	Tenant will not bring on to the premises or store on the premises firearms, munitions or explosives of any type.

18.	Tenant (including Tenant's employees, agents, invitees, and visitors)
will use the parking spaces solely for the purpose of parking passenger cars, small vans, and small trucks and will comply in all respects with any rules and regulations that may be promulgated by Landlord from time to time with respect to the parking areas. The parking areas may be used by Tenant, its agents, or employees, for occasional overnight parking of vehicles. Tenant will ensure that any vehicle parked in any of the parking spaces will be kept in proper repair and will not leak excessive amounts of oil or grease or any amount of gasoline.



EXHIBIT E

JANITORIAL SERVICES SCHEDULE


The Landlord shall provide the following janitorial services to the Tenant on a 5 day a week (holidays excluded) basis.

A)	Tenant's Office Area

	The following tasks will be performed on a daily basis:

1)	empty baskets

2) dust office furniture (note: janitorial personnel are not authorized to touch or move anything on desks or cabinets).
3)	vacuum carpets
4)	empty/wash ash trays
5)	damp mop hard surface/tile floors
6)	spot clean entrance glass/glass tops
7)	clean sinks, counter tops, and table tops

	The following additional tasks will be performed:

8)	dust venetian blinds twice per mont
9)	high and low dusting once per week
10)	change waste receptacle liners as needed
11)	clean tenant entrance glass once per week
12)	spray buff resilient floor tile twice per month
13)	strip and wax resilient floor once per quarter
14)	clean exterior windows three times per year
15)	clean carpets semi-annually (Landlord shall not be responsible for
	moving any furniture)

*NOTE: Anti-static VCT shall be maintained in accordance with manufacturers recommendation which may differ from standard VCT. Tenant to pay for additional cost of labor and materials required to maintain this VCT above the cost to maintain standard VCT.


B)	Rest Rooms

	The following tasks will be performed on a daily basis:

1)	clean and disinfect toilets and urinals
2)	damp mop and disinfect floors
3)	clean mirrors
4)	clean sinks and counter tops
5)	empty waste receptacles
6)	vacuum carpeted areas
7)	dust partitions
8)	fill toilet tissue and paper towel dispensers

	The following additional tasks will be performed:

9)	spot clean walls and partitions as needed
10)	refill soap dispensers as needed
11)	wash partitions once per quarter
12)	wash walls once per quarter
13)	machine clean restroom floors once per quarter


C)	Common Entrance Lobbies and Hall Ways

	The following tasks will be performed on a daily basis:

1)	vacuum carpeted areas
2)	damp mop hard tile floors
3)	vacuum walk off mats
4) 	clean entrance doors

        The following additional tasks will be performed:

5)	mop baseboard once per week
6)	high dusting once per week
7)	clean exterior windows as necessary
8)	shampoo carpeted areas once per quarter